Consent of Independent Accountants

     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No.1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 13, 1996, relating to the statement of assets and liabilities of ICON Short-Term Fixed Income Fund (one of the funds constituting ICON Funds), which appears in such Statement of Additional Information and to the reference to us under the heading "Independent Accountants and Counsel" in such Statement of Additional Information and to the reference to us under the heading "Independent Accountants" in the Prospectus which constitutes part of this Registration Statement.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
Denver Colorado
August 18, 1997